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                                                                   EXHIBIT 10.10

                 LICENSE, DEVELOPMENT AND MARKETING AGREEMENT

     This LICENSE, DEVELOPMENT AND MARKETING AGREEMENT (the "Agreement") is made and entered into as of September 25, 2000 (the "Effective Date") by and between Microsoft Corporation ("Microsoft"), a Washington corporation, and NetIQ Corporation, a Delaware corporation ("NetIQ").

                                   RECITALS

     WHEREAS, NetIQ has developed a product known as Operations Manager or OM (as defined below) version 3.3.

     WHEREAS, the Microsoft and NetIQ (the "Parties") wish to license to each other certain technologies.

     WHEREAS, Microsoft and NetIQ wish to engage in a three-year collaboration (the "Collaboration"), pursuant to which the Parties will develop solutions for managing networks from Windows consoles and management servers, including management of Windows and non-Windows servers and clients and devices, and Microsoft and non-Microsoft applications.

     WHEREAS, NetIQ and Microsoft wish to create the Microsoft Operations Manager or MOM (as defined below), and to engage in joint marketing collaboration activities intended to enhance the value of the Parties' respective product offerings.

1.   Definitions
     -----------

In addition to the terms defined elsewhere in this Agreement, the following terms when used herein shall have the following meanings:

     a. "Agent" shall mean a portion of the Licensed Software or derivative work thereof that is installed on a managed device that provides information to the MOM Base Modules. "Agent Subsystem" shall mean the Agent and the Manual Agent Installer.

     b. "AM" shall mean NetIQ's script-based operations management product known as AppManager.

     c. "Collaboration Period" shall mean the three-year period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

     d. "Confidential Information" means nonpublic information that a Party to this Agreement ("Disclosing Party") designates as being confidential to the Party that receives such information ("Receiving Party") or which, under the circumstances surrounding disclosure ought to be treated as confidential by the Receiving Party. "Confidential Information" includes, without limitation, information in tangible or intangible form relating to and/or including released or unreleased Disclosing Party software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party's business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential. Except as otherwise indicated in this Agreement, the term "Disclosing Party" also includes all Affiliates of the Disclosing Party and, except as otherwise indicated, the term "Receiving Party" also includes all Affiliates of the Receiving Party. An "Affiliate" means any wholly-owned subsidiary of a Party. Confidential Information shall not include any information, however designated, that: (i) is or subsequently becomes publicly available without Receiving Party's breach of

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any obligation owed Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party's disclosure of such information to Receiving Party pursuant to the terms of this Agreement without an obligation of confidentiality prior to the Disclosing Party's disclosure; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.

     e. "Development Team" shall mean the NetIQ test, development, and build engineers, and technical writers provided by NetIQ to Microsoft (each, a "Team Member").

     f. "Facility" shall mean a Party's premises, and the "Microsoft Facility" shall refer to Microsoft's campus in Redmond, Washington, and the "NetIQ Facility" shall refer to NetIQ's premises in Santa Clara, California, Houston, Texas, or others as mutually agreed.

     g. "Licensed Software" shall mean all source code and object code comprising OM version 3.3, including all updates to it made during the Term, with the following limitations: (i) only a limited set of OM Active Knowledge Modules or "AKMs" and their corresponding reports will be included, as listed in Exhibit A; and (ii) the proprietary portion of the NetIQ key mechanism engine
---------
technology, that would enable Microsoft to create license keys for other NetIQ products, will not be included in the Licensed Software (however, the encompassing code that surrounds such mechanism engine technology shall be included).

     h. "Licensed Materials" shall mean all design specifications, testing specifications, test procedures (automated and/or manual), internal documentation (e.g., design specifications, database schema designs, functional specifications, training materials, sales guides, build procedures), external documentation (e.g., help files, user manuals, developer guides, and support knowledge base), internal development tools (e.g., build tools, install tools, test tools, debug/diagnostic tools, reviewer guides), localization versions (including all files and internal localization technologies, and current and future lists of bugs and features requests) relevant to the Licensed Software (including all updates to all the foregoing made during the Term).

     i. "Microsoft NT Agent" shall mean a derivative version of the NT Agent capable of the following limited functions (and no others): (i) monitoring of the Windows System Event Log, (ii) monitoring of NT service availability, and
(iii) monitoring of systems for up/down status.

     j. "MOM" shall mean the operations management product created by Microsoft with development assistance from NetIQ and derived from the Licensed Software and Licensed Materials herein for use with one or more Microsoft operating systems.

     k. "MOM Extending Technologies" shall mean the technologies and/or products developed or distributed by NetIQ that require MOM and (i) that function as Agents or plug-ins that enable management of platforms or applications from MOM, or (ii) that, operating through MOM, add additional features or capabilities to MOM.

     l.  "NetIQ Employees" shall mean NetIQ employees or consultants.

     m. "NT" shall mean Microsoft Windows NT 4.x, including all current and future service packs.

     n.  "NT Agent" shall mean an Agent for NT.

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     o.  "OM Base Modules" shall include the Microsoft Management Console Snap-
ins (MMC), Web Consoles, Reporting Engine, Agent Manager, Consolidator, Database Access Services (DAS), Database (DB), and the primary product installer, as illustrated by Exhibit B. "MOM Base Modules" shall include Microsoft
               ---------
derivatives of the OM Base Modules, as incorporated in MOM. The Database, Database Access Services, Consolidator, and Agent Manager shall comprise the "OM Core." The "MOM Core" shall mean the Database, Databases Access Services, Consolidator, and Agent Manager as may be revised and/or created by Microsoft with assistance from the Development Team.

     p. "Operations Manager" or "OM" shall mean all versions of that software product distributed by NetIQ currently known as Operations Manager.

     q. "Street Date" shall mean the date upon which the first commercial release of MOM is generally available.

2.   License Grant
     -------------

     a.  NetIQ Grant to Microsoft For OM.  NetIQ hereby grants to Microsoft,
         -------------------------------
under all NetIQ intellectual property and proprietary rights, a non-exclusive, perpetual, worldwide, irrevocable, license to compile, make, use, sell, offer to sell, reproduce, create derivative works, sublicense and distribute the Licensed
Software and the Licensed Materials, and derivative works thereof.   Microsoft
and NetIQ acknowledge certain limitations and restrictions on the license grants hereunder as set forth in Sections 2(b) and 5(e).

     b.  Limitations on Microsoft's License.  The foregoing license grant is
         -------------- -------------------
limited with respect to Microsoft's ability to use the Licensed Software or Licensed Materials to develop and ship NT Agents in the following manner. For any release of MOM, Microsoft shall have no right to use the Licensed Software and Licensed Materials to develop and ship a NT Agent other than the Microsoft NT Agent, provided that NetIQ continues to provide a NT Agent for then-current and all prior versions of MOM, consistent with Microsoft's then-current policy for supporting prior versions of MOM (or as mutually-agreed at the Vice President level) (i) with at least the functionality of the OM version 3.3 NT Agent, (ii) with at least the level of support provided for the NT Agent on the Effective Date, and (iii) that is priced comparably with NetIQ's offerings of Agents of similar functionality for other platforms (collectively, providing "Market Satisfaction"). If NetIQ does not provide Market Satisfaction with respect to the NT Agent for that release, Microsoft may notify NetIQ and NetIQ shall have ninety (90) days to reestablish Market Satisfaction for that NT Agent. If NetIQ fails to reestablish Market Satisfaction, then the license limitation set forth in this Section 2(b) shall terminate as to that release of MOM. NetIQ shall use commercially reasonable efforts to ship a NT Agent for any commercial release of MOM within 60 days of general availability.

     c.  Microsoft's Grant to NetIQ.  Microsoft hereby grants to NetIQ, under
         --------------------------
all Microsoft intellectual property and proprietary rights, a non-exclusive, perpetual, worldwide, irrevocable license to compile, make, use, sell, offer to sell, reproduce, create derivative works of and distribute all bug fixes to the Licensed Software, and derivative works of such bug fixes, for the sole purpose of creating MOM Extending Technologies. During the Collaboration Period, Microsoft further hereby grants to NetIQ, under all Microsoft intellectual property and proprietary rights, a non-exclusive, worldwide license to review any reasonably necessary or useful portions of the MOM source code which portions may not include all Microsoft source code that is a derivative of Licensed Software solely in its read-only form and as a reference for the purpose of developing and supporting the MOM Extending Technologies. Upon completion of the Collaboration Period and at NetIQ's request, Microsoft shall negotiate in good faith with NetIQ to provide NetIQ with a read-only source code license under Microsoft's then-standard source code licensing practices.

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     d.  Ownership.  For avoidance of doubt, NetIQ shall retain all right, title
         ---------
and interest, including all intellectual property and proprietary rights, in and to the Licensed Software and Licensed Materials, and any MOM Extending Technologies, subject to any license grants to Microsoft hereunder, and NetIQ shall have the right to obtain, register or otherwise perfect any of its intellectual property rights therein.

3.   Acquisition of the Right to Use the Licensed Software to Develop and Ship
     -------------------------------------------------------------------------
an NT Agent. If Microsoft wishes to acquire the right to use the Licensed
-----------
Software and Licensed Materials to ship any NT Agent, other than the Microsoft NT Agent (and provided that NetIQ has continued to provide Market Satisfaction as set forth in Section 2(b)), Microsoft shall notify NetIQ and such notice shall specify the purposes for which Microsoft desires to acquire such rights. Microsoft and NetIQ agree to negotiate in good faith to determine if such purposes may be fulfilled through some mutually agreed upon means. If Microsoft and NetIQ cannot reach an agreement that satisfies Microsoft's stated purpose, then, if twelve months have elapsed since the Street Date, Microsoft shall acquire rights to develop and ship any NT Agent upon Microsoft's payment to NetIQ of the following sums at the following time periods: (i) one hundred and fifty million dollars ($150,000,000) between 12 months to 24 months of the Street Date; (ii) one hundred million dollars ($100,000,000) between 24 months and 36 months of the Street Date; and (iii) seventy-five million dollars ($75,000,000) after 36 months of the Street Date.

4.   Development Collaboration.
     -------------------------

     a. NetIQ shall deliver to Microsoft the Licensed Software and an initial version of the Licensed Materials within two (2) weeks of the Effective Date. Upon receipt of such Licensed Software and Licensed Materials, Microsoft shall evaluate such Licensed Software and Licensed Materials. Microsoft shall communicate to NetIQ its acceptance or rejection of the Licensed Software and Licensed Materials within thirty (30) days of the Effective Date. Microsoft's acceptance shall not be deemed a waiver by Microsoft of NetIQ's obligation to deliver the Licensed Software and Licensed Materials hereunder. NetIQ shall deliver the final version of the Licensed Materials within four (4) weeks of the Effective Date. Upon commercial release of OM version 3.3 by NetIQ, Microsoft, upon reasonable notice, shall have the right to audit the source code tree for OM version 3.3 during normal business hours. Such audit shall be at Microsoft's expense. NetIQ agrees to provide all reasonably necessary assistance to
Microsoft to facilitate such audit.   NetIQ agrees that there will be no
material functional regression of the commercially released OM version 3.3, as compared with OM version 3.3 existing as of the Effective Date.

     b.  During the Collaboration Period, except as limited herein and by
Section 5(a), NetIQ shall provide the Development Team, which, at Microsoft's election, shall be comprised of a minimum of up to **** Team Members at the Microsoft Facility and which shall consist of at least **** engineers at all times. Ten days after the Release To Manufacturing of OM version 3.3, NetIQ shall use commercially reasonable efforts to provide, upon thirty (30) days prior notice from Microsoft, a maximum, at any one time, of up to **** Team Members. During the first six months of the Collaboration Period, at least one
(1) Team Member at the Microsoft Facility shall be a build/development engineer and such build/development engineer shall be on-site at the Microsoft Facility within one month of the Effective Date. The remaining **** Team Members designated for the Microsoft Facility shall be on-site at the Microsoft Facility within two months of the Effective Date. The Team Members not designated for the Microsoft Facility shall be at NetIQ's Facility. NetIQ acknowledges that, with regard to the Development Team, such Development Team shall be fully dedicated to the Microsoft work. Microsoft shall pay **** per month to NetIQ for each Team Member, invoiced quarterly and payable within 30 days. NetIQ agrees to provide up to **** person-years of Development Team resources to Microsoft. All work done by the Team Members shall be on a work-for-hire basis, and Microsoft shall own all right, title and interest to such

**** [C]onfidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.
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work. When used herein, the terms Facility, Microsoft Facility and NetIQ
Facility shall include reasonable access to office space, telephones, computers, and office supplies at the host Party's expense, but such expenses shall not include travel, room or board.

     c. At Microsoft's election, NetIQ and Microsoft will collaborate on the definition of a licensing mechanism that provides a coherent licensing strategy to customers of MOM and MOM Extending Technology.

     d.  Team Members shall be highly familiar with and highly experienced with
the Microsoft Windows platform and the development of OM.   NetIQ shall use
commercially reasonable efforts to ensure that (i) each Team Member meets Microsoft's reasonable hiring standards, as communicated to NetIQ, and (ii) all NetIQ personnel comply with Microsoft's published standard policies and procedures with respect to on-site personnel at the Microsoft Facility. Such standard policies and procedures shall not alter the intellectual property rights between the Parties set forth in this Agreement.

     e. At NetIQ's expense, NetIQ may also maintain up to **** NetIQ Employees as technical contacts at the Microsoft Facility during the Collaboration Period, to aid in NetIQ's development of MOM Extending Technologies. Such **** Employees shall not be considered as a part of the Development Team resources that NetIQ is obligated to provide pursuant to Section 4(b). At Microsoft's expense, Microsoft may also maintain up to **** Microsoft employees as technical contacts at a NetIQ Facility during the Collaboration Period, to assist with Microsoft's development obligations.

     f. Unless mutually agreed upon differently by the Parties (at the Vice-President level for each Party), NetIQ shall use commercially reasonable efforts to deliver working, demonstrable betas of Agents for any three of the following four platforms: (i) AIX, (ii) HP-UX, (iii) Solaris and (iv) Novell server software. NetIQ will also use commercially reasonable efforts to deliver working, demonstrable betas of modules for any two of the following three applications: (i) Lotus Domino, (ii) Oracle 8i Enterprise Edition, and (iii) SAP R/3. NetIQ shall use commercially reasonable efforts to complete all such beta Agents or modules in time for the first official announcement of the Release To Manufacturing version (the "Launch") of MOM. With respect to the remaining beta Agents and modules for the fourth platform and third application not anticipated to be completed by the Launch, NetIQ shall use commercially reasonable efforts to complete such Agents and modules within four months of the Launch. NetIQ shall use commercially reasonable efforts to complete final versions of all such Agents and modules no later than six months after Launch.

     g. NetIQ may, from time to time, engage Microsoft in discussions regarding providing additional items as part of the Licensed Software and/or Licensed Materials. Should NetIQ provide such additional items to Microsoft, the parties shall engage in good faith negotiations regarding when Microsoft may incorporate such items in a future release of MOM. The ultimate decision whether to include such technologies shall reside with Microsoft.

     h. Upon NetIQ's request, Microsoft shall use commercially reasonable efforts to provide information to NetIQ on publicly documented application programming interfaces and database schema ("APIs") for MOM. NetIQ shall only write to APIs. Should NetIQ require a particular new API, NetIQ shall notify Microsoft in writing, and Microsoft shall in good faith discuss the requirements of such API with NetIQ. Notwithstanding any provision to the contrary, Microsoft retains sole discretion to document, expose, or otherwise make available to any Party, including NetIQ, any APIs.

**** [C]onfidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

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     i.  For avoidance of doubt, NetIQ may build MOM Agent Subsystems for Win9x,
NT Embedded (based on Windows NT 4.0), WinCE, Windows ME, and future Microsoft operating systems, whether on PCs or non-PC devices.

5.   Covenants/Restrictions/Feedback/Residuals
     -----------------------------------------

     a. Microsoft agrees that neither the Windows Operations Management team nor the Windows Management Instrumentation team will solicit directly, or knowingly solicit indirectly, the employment or retention as a contractor of any current or former Team Member during the time that such Team Member is providing services in connection with the Collaboration and for six months thereafter. If any current or former Team Member does become a Microsoft employee (or contractor), NetIQ's obligations to provide a maximum number of **** Team Members at any one time during the Collaboration Period shall be accordingly reduced. In addition, the Parties shall discuss the issue at the Vice President level, and Microsoft shall consider in good faith the possibility of reducing the minimum number of Team Members that NetIQ is then obligated to provide.

     b. Any NetIQ Employee who views MOM source code may not work on NetIQ products that run on non-Microsoft platforms (excepting MOM Extending Technologies) for a period of six months after they last view such MOM source code. Such NetIQ Employees may document interfaces in the source code, and other NetIQ Employees who view such documentation will not be subject to the limitation set forth herein. However, NetIQ Employees viewing OM source code separate from the MOM source code shall not be subject to the restrictions set forth herein.

     c. Except as provided elsewhere in this Agreement or any other written agreement between the Parties, NetIQ hereby grants to Microsoft an unrestricted license to make, use, sell, offer to sell, create derivative works, and reproduce all information, feedback, suggestions and advice, in whatever form, provided to Microsoft by any Team Member or any other NetIQ personnel during the Collaboration Period.

     d. Microsoft hereby grants to NetIQ the right to retain and use Residuals from all information received or reviewed by NetIQ Employees. None of these NetIQ Employees shall knowingly and intentionally use such Residuals to create or contribute to products that run on non-Microsoft platforms (excepting for MOM Extending Technologies). The term "Residuals" means information in intangible form, which is retained in memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein.

     e. The Parties shall refrain from disclosing any Confidential Information of a Disclosing Party to third parties for five (5) years following the date that a Disclosing Party first discloses such Confidential Information to a Receiving Party. The Parties agree to take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but no less than reasonable care, to keep confidential the Confidential Information of a Disclosing Party. The Licensed Software (to the extent it comprises source code) and certain portions of the Licensed Materials that are marked or otherwise known to be confidential shall be Confidential Information of NetIQ. The MOM source code shall be Confidential Information of Microsoft. Notwithstanding any provision to the contrary, Microsoft may license any Microsoft technology incorporating the Licensed Software and Licensed Materials (and any derivatives thereof) to third parties pursuant to Microsoft's source code licensing practices. For a period of three years from the Effective Date, however, Microsoft agrees not to intentionally and knowingly license or otherwise disclose the Licensed Software and Licensed Materials (and any derivatives thereof, including MOM) to any systems management vendor or other third party for the purpose of allowing such systems management vendor or third party to create a product that competes with NetIQ's system management products. Microsoft may publish small sections (typically less than

**** [C]onfidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

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100 lines) of source code for the purposes of SDK samples. Where these sections of code contain fragments of Licensed Software, Microsoft must obtain approval of a NetIQ Vice President before publishing such SDK samples.

6.  Nonassertion of Patent Claims
    -----------------------------

In addition to the license grants set forth in Section 2, each Party hereby agrees not to assert against the other Party (or such other Party's customers) any claims of any patents owned or licensable by the Party with an effective filing date before one year after the end of the Collaboration Period, or one year after the termination or cancellation of this Agreement, which claims cover any modifications, updates, or extensions to the Licensed Software, Licensed Materials, or MOM Extending Technologies on Microsoft platforms. Microsoft's agreement not to assert patents does not apply to NetIQ's creation of technologies running on non-Microsoft platforms, except for MOM Extending Technologies.

7.   Warranties/Indemnities/Patent Enforcement
     -----------------------------------------

     a. NetIQ hereby warrants that the Licensed Software and Licensed Materials are owned by NetIQ or that NetIQ otherwise has sufficient rights to the Licensed Software and Licensed Materials to grant the rights set forth herein. NetIQ hereby warrants that the Licensed Software and Licensed Materials do not infringe any copyright, trade secret, or other proprietary right of any third party. NetIQ warrants that, to the best of its knowledge on the Effective Date, the Licensed Software and the Licensed Materials do not infringe any patents held by any third party.

     b. NetIQ's delivery of the Licensed Software and Licensed Materials to Microsoft, and/or the performance of any other NetIQ obligation hereunder shall not violate any agreement or obligation between NetIQ and any third party. Microsoft's performance of any of Microsoft's obligations hereunder shall not violate any agreement or obligation between Microsoft and any third party.

     c. The Licensed Software shall not contain any Open Source. "Open Source" means any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (f) the Sun Community Source License (SCSL), (g) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), and (h) the Apache Server license.

     d. In the event of a breach by NetIQ of any of the warranties set forth above, NetIQ warrants that it shall use best efforts to ensure that Microsoft has all rights to the Licensed Software and Licensed Materials that Microsoft would otherwise have if NetIQ were not in breach of such warranties. In no event shall NetIQ be required to expend more than the remaining amount of its total liability cap of One Hundred Million Dollars (as set forth in Section 12(d)) to satisfy its best efforts obligations hereunder.

     e. NetIQ shall, at its expense, defend any claim or action brought against Microsoft, and Microsoft's subsidiaries, affiliates, directors, officers, employees, agents, or independent contractors, to the extent that such claim or action is based on a claim or action caused by NetIQ's breach of any of NetIQ's warranties as set forth herein ("Claims"). Microsoft will give NetIQ reasonable notice upon learning of any Claim and will reasonably assist NetIQ in the defense and settlement of such Claim. NetIQ will indemnify Microsoft for any reasonable costs, expenses, and other fees reasonably incurred by

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Microsoft in connection with such Claim. NetIQ shall defend the Claim with counsel reasonably acceptable to Microsoft and NetIQ shall only settle such Claim with Microsoft's reasonable consent.

     f. NetIQ agrees it will Enforce (as defined herein), at the request of and expense of Microsoft, any rights it has in the NetIQ patents licensed to Microsoft ("NetIQ Licensed Patents") against a third party who is infringing the NetIQ Licensed Patents. "Enforce" means giving notice of a patent infringement claim to the third party and the filing and service of a patent infringement complaint in a court of competent jurisdiction within a time period agreeable to the Parties, together with the diligent and competent prosecution of any litigation so initiated.

8.   Collaboration Restrictions
     --------------------------

     a. If, at any time after the date that is twelve months after the Street Date, NetIQ announces, promotes or releases a NetIQ product that runs on a Microsoft platform on which MOM is available, and such NetIQ technology and marketing efforts could have the effect of or are designed to have the effect of supplanting or eliminating the need for the MOM Core, then effective as of such announcement, promotion or release date, all of Microsoft's marketing obligations under Section 10 herein shall terminate. In addition, Microsoft shall be relieved of any further obligation to pay the Marketing Collaboration Support Fee (as defined below) and the unpaid portion of the Licensing Fee payable hereunder shall be reduced by the lesser of (a) Fifty Million Dollars (US $50,000,000), or (b) the amount not yet due and payable.

     b. NetIQ actions in (i) announcing, promoting, or releasing OM and AM prior to the date that is twelve months after the Street Date (the "NetIQ Released Products"), (ii) releasing bug fixes or QFEs for such NetIQ Released Products at any time, and (iii) such other actions as mutually agreed upon by the Parties (at the Vice President level), shall not be considered actions that supplant the MOM Core. For the avoidance of doubt, NetIQ's sales of licenses to NetIQ Released Products after the period which is twelve months after the Street Date shall not be considered actions that supplant the MOM Core.

     c. If NetIQ licenses or sells the OM Base Modules source code to any third party, then Microsoft shall be relieved of all marketing obligations under
Section 10, and all obligations to pay any unpaid portion of the Licensing Fee and Marketing Collaboration Support Fee not accrued on the date of such license. The foregoing shall not apply to NetIQ's distribution of its own commercial products that utilize or incorporate the OM Base Modules.

9.   Fees
     ----

     a. Microsoft shall pay to NetIQ a fee in the amount of One Hundred Seventy-Five Million Dollars (US$175,000,000) (the "Licensing Fee"). This Licensing Fee shall be paid according to the payment schedule set forth in Exhibit C.
---------

     b. Microsoft shall provide Ten Million Dollars (US$10,000,000) for each year of the Collaboration Period from the Effective Date for marketing and collaboration support of MOM and MOM Extending Technologies (the "Marketing Collaboration Support Fee"). Of such amounts, Microsoft shall pay to NetIQ One Million Two Hundred and Fifty Thousand Dollars (US$1,250,000) each calendar quarter, during the first week of the second month of each quarter, commencing November 2000. NetIQ shall spend this amount in its reasonable discretion for activities relevant to the Collaboration and NetIQ shall provide a report to Microsoft describing such activities and the corresponding expenditures on a quarterly basis within 30 days after the end of the quarter. The balance of Five Million Dollars annually will be spent by Microsoft upon mutual agreement of the Parties and Microsoft shall provide to NetIQ a report describing such mutually-agreed upon activities and the expenditures thereon on a quarterly basis within 30 days after the end of the quarter. The Parties' direct employee-related costs shall not be considered in calculating the expenditures.

10.  Marketing Collaboration
     -----------------------

All the following marketing collaboration activities shall be undertaken during the Collaboration Period (unless otherwise specified) and shall be subject to the use of commercially reasonable efforts by the Parties:

     a.  Quarterly Meetings.  Microsoft and NetIQ shall conduct quarterly
         ------------------
meetings at the Microsoft Facility, as an audio or video teleconference, or as otherwise mutually agreed, between their respective marketing management and development management personnel for the purpose of discussing, maintaining and/or improving the Collaboration and the relationship between the two
companies via the exchange of mutually beneficial information.   Annual
                                                                 ------
Meetings. Microsoft and NetIQ shall also conduct an annual meeting at the
--------
Microsoft Facility, as an audio or video teleconference, or as otherwise mutually agreed, between designated representatives of NetIQ and the Microsoft Vice Presidents in charge of development and marketing of MOM for the purpose of discussing, maintaining and/or improving the Collaboration and the relationship between the two companies via the exchange of mutually beneficial information.

     b.  Ongoing Training.  NetIQ and Microsoft shall identify opportunities to
         ----------------
provide training and knowledge transfer on a "train-the trainer" basis on their respective products to their direct and indirect sales channels. To this end, each Party commits to provide twelve (12) training days per year to be provided to the other Party's personnel at no cost; provided, that such training is conducted at the relevant training Party's Facilities and travel expenses and costs of the trained personnel shall be borne by the Party receiving such training unless otherwise specifically agreed. In addition to these training obligations, Microsoft shall field four (4) management champions to sell and promote MOM and to promote the adoption of NetIQ's value-add solutions and services for MOM, and the promotion of the alliance relationship with NetIQ within the Microsoft sales organizations.

     c.  Upgrade Program.  The Parties shall collaborate to offer an Upgrade
         ---------------
Program that shall comprise a special discounted upgrade license, training, and sales/migration support (such as Microsoft Consulting Services). As part of the Upgrade Program, Microsoft will offer a standard Microsoft discounted Version Upgrade Product license ("VUP") to enable existing NetIQ OM or AM customers (the "Existing NetIQ Customers") to ease the upgrade to MOM. This VUP will be
available for a period of two (2) years after the Street Date.   Alternatively,
if an Existing NetIQ Customer who has purchased up to one year of maintenance from NetIQ, on terms and conditions substantially similar to standard NetIQ maintenance contracts on the Effective Date, elects to use MOM as an alternative to some or all of its NetIQ products ("Replaced Products"), such Existing NetIQ Customer shall receive an upgrade to MOM and Microsoft maintenance for MOM for the remainder of such Existing NetIQ Customer's maintenance contract with NetIQ at no cost to the Existing NetIQ Customer, provided that such Existing NetIQ Customer enters into a maintenance contract with Microsoft for the remainder of the period otherwise covered by its existing NetIQ maintenance contract. Thereupon, NetIQ shall transfer to Microsoft the prorated, unused portion of the maintenance fees attributable to the Replaced Products paid by such Existing NetIQ Customers to NetIQ.

     d.  Distribution Rights.  Microsoft and NetIQ will enter into a standard
         -------------------
Microsoft ISV Royalty License and Distribution Agreement for three (3) years from the Street Date, pursuant to which NetIQ will be granted rights to include MOM, SQL and other mutually agreeable Microsoft products consistent with the terms of such agreement(s) with NetIQ's products and license such products through NetIQ's direct and indirect sales channels. The Parties will work in good faith on a program pursuant to which NetIQ will report to Microsoft sales of products that include MOM such that Microsoft may credit the Microsoft sales force that otherwise would have sold MOM with the sales accrued through such programs. Microsoft shall assist NetIQ in identifying and entering into the most-favorable distribution and support programs that meet NetIQ's requirements and for which NetIQ qualifies. When including MOM in a value-add product, NetIQ may alter the visual appearance of MOM by substituting the product name, icons, and other graphical elements with similar elements provided by NetIQ, provided that NetIQ include a prominent Microsoft-related tag-line approved by Microsoft (e.g., "Powered by MOM"), and NetIQ shall credit Microsoft appropriately in the license. Consistent with Microsoft's engineering obligations under this Agreement, Microsoft will support the ability of NetIQ to make such alterations. NetIQ will ensure that products distributed under the ISV Royalty License and Distribution Agreement do not disable any functionality or impair upgradeability of MOM or other products as distributed by Microsoft. Any covenants in this Section 10(d) may be included with the Microsoft ISV Royalty License and Distribution Agreement.

     e.  Joint Promotion of NetIQ Products and MOM.  Microsoft and NetIQ will
         -----------------------------------------
engage in activities that promote the sale and distribution of NetIQ's products and MOM through their direct and indirect sales channels, including Microsoft's affiliated partners. Such activities shall include targeted joint field sales calls, jointly sponsored seminars and webcasts as described in Section 10(j) below, and selective targeted channel activity focused on establishing NetIQ channel relationships with key Microsoft alliance partners focused in the MOM market space. In addition, the Parties will jointly target in good faith, over the Collaboration Period, 450 accounts as follows: 100 discrete accounts in the first year after the Street Date, 150 discrete accounts in the second year after the Street Date, and 200 discrete accounts in the third year after the Street Date.

     f.  Public Announcement.  Microsoft and NetIQ will jointly issue a public
         -------------------
announcement of the alliance between Microsoft and NetIQ at a Microsoft event, with NetIQ positioned as described in Section 10(k) below. In addition, NetIQ will be positioned as described in Section 10(k) during the Launch of MOM, providing opportunities to showcase NetIQ's value-added solutions for MOM.

     g.  Quarterly Announcements.  NetIQ and Microsoft intend to collaborate to
         -----------------------
generate events, press related-activities or case studies each quarter designed to promote the MOM solution and NetIQ's value-add offerings.

     h.  Notices.  All MOM products that incorporate the Licensed Software shall
         -------
have the appropriate NetIQ copyright notices, including a URL to a Microsoft web site that will redirect to the NetIQ web site.

     i.  Tags.  Microsoft will provide a mutually agreeable special NetIQ-
         ----
exclusive tag line for the relationship. This tag line can be used by the Parties during marketing activities and such tag line will be introduced at the Launch.

     j.  Joint Marketing to Customers/EBC.  The Parties shall mutually agree
         --------------------------------
upon and conduct joint-marketing campaigns promoting the products and technology of NetIQ and Microsoft to each other's installed base of users and new prospective customers, including a minimum of 10 seminars and 2 webcasts per calendar year, which shall be paid from the Marketing Collaboration Support Fee. These campaigns may include other partners of the Parties as mutually agreed. Microsoft shall include MOM Extending Technologies whose primary purpose is to extend MOM on Windows in the Executive Briefing Centers Showcase, Competency Centers, Solutions Centers, and other similar facilities, where appropriate.

     k.  Premier ISV.  For a two year period commencing on the Effective Date
         -----------
and in connection with the marketing activities set forth in this Agreement and other appropriate corporate-driven activities, Microsoft shall designate NetIQ as Microsoft's publicly acknowledged Premier ISV, or similar designation, provided only to NetIQ, which shall be the highest level of designation that Microsoft provides for any ISV that provides the equivalent of MOM Extending Technologies, and shall make use of the tag line in Section 10(i) above. The Parties currently anticipate that the following shall be MOM Extending Technologies by the Launch of MOM and thus NetIQ shall be the Premier ISV for each of the following: Security Management, Windows NT4 Operations Management, Operations Management of non-Microsoft platforms and applications from MOM, Network Performance Management, Extended Reporting and others as mutually agreed. The aggregate endorsement of NetIQ around MOM Extending Technologies shall be greater than for any other ISV for the equivalent of MOM Extending Technologies. Microsoft shall also provide NetIQ with a marketing endorsement of NetIQ as a marketing partner of administration products for NT and Windows 2000 and any other mutually agreeable areas, which do not compete with the proposed Microsoft Operations Manager for Windows 2000 software product or other Microsoft management solutions. If NetIQ provides Microsoft with information that Microsoft is not adhering to the designation obligations set forth above, Microsoft shall confirm such information and, if appropriate as reasonably determined by Microsoft, shall take corrective action. Provided that the public relationship is successful, the Parties may agree to extend this to the end of the Collaboration Period. For each particular product, NetIQ shall ensure that such product is "best of breed," and if such product is clearly not "best of breed" as reasonably determined by Microsoft, Microsoft may suspend NetIQ's status as Microsoft's Premier ISV as to such product. NetIQ may improve such product and reapply for Premier ISV status with respect to such product.

     l.  Links.  Microsoft will provide links from its Microsoft.com website in
         -----
one or more appropriate locations providing information on MOM to NetIQ areas
promoting technologies extending MOM.   NetIQ would provide links to Microsoft's
management sites from appropriate links in NetIQ's websites for management services and software.

     m.  General Marketing Collateral.  Microsoft and NetIQ will provide the
         ----------------------------
following general marketing collateral and initiatives using funds from the Marketing Collaboration Support Fee, which marketing collateral and initiatives shall include, as appropriate with mutually agreed upon content: (a) public relations support, including supporting quotes in NetIQ press releases related to MOM Extending Technologies; (b) joint events, including conferences, seminars, tradeshows, webcasts; (c) presentations at appropriate Microsoft internal events, including MTB, Fusion, SE Airlifts, sponsor/promote regional events; and (d) joint advertising, collateral, case studies, white papers, brochures and videos.

     n.  Adaptation of Discovery Mechanism.  The Parties will mutually agree to
         ---------------------------------
an adaptation of the current NetIQ discovery mechanism within MOM toward the goal of directing customers to a Microsoft website that contains nonexclusive links to the NetIQ website promoting or selling MOM Extending Technologies.

     o.  Global Technology Partner.  Microsoft will place NetIQ in the category
         -------------------------
of Global Technology Partner or its equivalent, on the terms and conditions of such program.

11.  Term and Termination
     --------------------

     a. The term of this Agreement shall begin on the Effective Date and end the earlier of (i) three and a half years commencing as of the Effective Date, or (ii) three years after the Street Date (the "Term").

     b. In the event of an alleged material breach of a material provision by one of the Parties, the aggrieved Party shall notify the alleged breaching Party of the breach, and the Parties shall invoke the dispute escalation procedures set forth in Section 14(c). Upon completion of the dispute escalation and, assuming that the breaching Party has not cured the alleged breach within 60 days of the notification thereof, or has not commenced and is not diligently pursuing a cure in the event that such a breach cannot be cured within 60 days,
(i) Microsoft may terminate this Agreement for cause if NetIQ is the breaching Party, or (ii) in the event Microsoft is the breaching Party (a) any unpaid portion of the Marketing Collaboration Support Fee for the entire Collaboration Period shall become immediately due and payable, (b) the license restrictions imposed on Microsoft with respect to Microsoft's use of the Licensed Software or Licensed Materials in connection with developing and shipping a NT Agent pursuant to Section 2(b) shall become permanent, and (c) Microsoft's right to acquire the right to ship the NT Agent pursuant to Section 3 shall terminate.

     c. In the event of termination of this Agreement, Sections 1, 2 (except as set forth in Section 2(c) with regard to the read-only source code license), 5, 6, 7, 9(a), 9(b) (but only to the extent amounts are earned), 11(c), 12, 13, and 14 shall survive termination.

12.  No Other Warranties/Limitation of Liability
     -------------------------------------------

     a.  Disclaimer.  OTHER THAN AS SET FORTH IN SECTION 7, ALL SOFTWARE AND
         ----------
TECHNOLOGY PROVIDED BY ONE PARTY TO THE OTHER PARTY IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE AND TECHNOLOGY IS ASSUMED BY THE RECEIVING PARTY. OTHER THAN AS SET FORTH IN SECTION 7, THE PARTIES HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     b.  Disclaimer of Indirect Damages.  TO THE MAXIMUM EXTENT PERMITTED BY
         ------------------------------
APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE THE LICENSED SOFTWARE, LICENSED MATERIALS OR OTHER TECHNOLOGY PROVIDED BY EITHER OF THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT.

     c.  Microsoft Liability.  From the Effective Date to the date that is one
         -------------------
year after the Street Date, Microsoft's total liability under this Agreement shall not exceed Two Hundred and Seventy-Five Million Dollars (US$275,000,000). From the date is one year after the Street Date, Microsoft's total liability under this Agreement shall not exceed One Hundred and Seventy-Five Million Dollars (US$175,000,000).

     d.  NetIQ Liability.  NetIQ's total liability under this Agreement shall
         ---------------
not exceed One Hundred Million Dollars (US$100,000,000).

13.  Notices
     -------

All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, overnight courier service or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To NetIQ:

NetIQ Corporation
5410 Betsy Ross Drive
Santa Clara, CA  95054

Attention:  Chief Financial Officer
Phone:  (408) 330-7000
Fax:    (408) 330-0959

Copy to:  Contracts Department
Phone:  (408) 330-7000
Fax:    (408) 330-0959

To Microsoft:

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Attention:  Platforms Business Development
Copy to: Deborah Black, Vice President
Phone:  (425) 882-8080
Fax:    (425) 936-7329

Copy to: Law & Corporate Affairs
Fax:    (425) 936-7409

or to such other address as a Party may designate pursuant to this notice provision.

14.  General
     -------

     a.  Governing Law/Jurisdiction/Attorneys' Fees.  This Agreement shall be
         ------------------------------------------
construed and controlled by the laws of the State of Washington, and NetIQ consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter exists, in which case NetIQ consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Process may be served on either Party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by the Washington Long Arm Statute. If either Microsoft or NetIQ employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

     b.  Notices and Requests.  All notices, authorizations, and requests given
         --------------------
by NetIQ or Microsoft in connection with this Agreement shall be deemed given on the day they are (i) deposited in the mail, postage prepaid, certified or registered, return receipt requested; or
(ii) sent by air express courier, charges prepaid; to the address listed in this Agreement.

     c.  Dispute Escalation.  In the event that the Parties have a dispute or
         ------------------
disagreement with regard to any material provision of this Agreement or with regard to any obligation or alleged breach under this Agreement, and such dispute or disagreement is not reasonably resolved by the Parties within ten
(10) days after commencement of the dispute or disagreement, the aggrieved Party may request to have such dispute or disagreement escalated to the executive management of both Parties by sending a formal written notice by air courier express, charges prepaid. The executive management of both Parties shall discuss such dispute or disagreement within a commercially reasonable period of time, but, unless otherwise mutually agreed to by Vice Presidents of both Parties, no longer than twenty (20) days. If the executive management of both Parties are unable to resolve the dispute or disagreement, then the aggrieved Party shall provide written notice explaining the dispute or disagreement to the other Party and such other Party shall have thirty (30) days to resolve the dispute, disagreement or breach to the reasonable satisfaction of the aggrieved Party. If, upon completion of such thirty (30) day period, the dispute or disagreement is not resolved to the satisfaction of the aggrieved Party, such aggrieved Party may exercise any other legal right to which such Party is entitled.

     d.  Export Restrictions.  Microsoft and NetIQ acknowledge that the software
         -------------------
licensed by one Party to the other is of U.S. or U.K. origin. Each Party agrees to comply with all applicable international and national laws that apply to such software, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments. For additional information, see http://www.microsoft.com/exporting/.
                                -----------------------------------

     e.  Amendments in Writing.  This Agreement shall not be modified except by
         ---------------------
a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and NetIQ by their duly authorized representatives.

     f.  Assignment.  Neither Party may assign this Agreement, or any rights or
         ----------
obligations hereunder, whether by contract or by operation of law, except with the express written consent of the other Party, and any attempted assignment by either Party in violation of this Section shall be void. For purposes of this Agreement, an "assignment" by a Party shall be deemed to include, without limitation, the following: (i) a merger of the Party with a third party, whether or not the Party is the surviving entity, where the third party has a market capitalization, number of employees or past twelve months' revenues, as of the end of the month preceding the announcement of the merger, equal to or greater than forty percent (40%) of the Party's market cap, number of employees or past twelve months' revenues; (ii) the acquisition of more than forty percent (40%) of any class of the Party's voting stock (or any class of non-voting security convertible into voting stock) by a third party or group (whether in a single transaction or series of transactions); (iii) the acquisition of more than thirty percent (30%) of any class of the Party's voting stock (or any class of non-voting security convertible into voting stock) by a third party or group (whether in a single transaction or series of transactions), and after such acquisition, the third party or group effects a change in management control of the Party; or (iv) the sale of more than fifty percent (50%) of the Party's assets (whether in a single transaction or series of transactions). In the event of such assignment or attempted assignment of the types listed in subsections (i) through (iv) of this Section 14(f) by NetIQ, NetIQ shall notify Microsoft of such transaction and include the name and description of the parties to the merger, share purchase or asset purchase, as the case may be. Microsoft shall review such transaction. If Microsoft reasonably determines that the parties involved in the transaction include a direct competitor to Microsoft's platform business, Microsoft may elect to disapprove the assignment. If Microsoft disapproves the assignment, NetIQ nonetheless may complete the transaction. If NetIQ completes the transaction and assigns the Agreement despite the disapproval, Microsoft may elect to (a) terminate its marketing and development obligations hereunder, subject to continued payment of all unpaid Marketing Collaboration Support Fees due hereunder; and/or (b) gain the right to use the Licensed Software and Licensed Materials to create a fully functional NT Agent, by payment of fifty percent (50%) of the fee which would otherwise be then due and payable under Section 3. For purposes of this Section 14(f), the fee payable under Section 3 for the period between the Effective Date and the first anniversary of the Street Date shall be $175 Million. In the event Microsoft elects either or both of options
(a) or (b), above, NetIQ may elect to accelerate payment of the remaining unpaid portion of the Licensing Fee.

     g.  Severability.  If any provision of this Agreement other than Section
         ------------
2(a) shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. The Parties agree that if the provisions of Section 2(a) are held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, this entire Agreement shall be rendered null and void, other than the confidentiality provisions of Section 5(e).

     h.  Relationship of the Parties.  Neither this Agreement, nor any terms and
         ---------------------------
conditions contained herein, shall be construed as creating a partnership, joint venture, agency, or franchise relationship.

     i.  Entire Agreement.  This Agreement, including Exhibits A, B, and C
         ----------------                             ----------  -     --
attached hereto, shall constitute the entire agreement between the Parties with respect to its subject matter and merges all prior and contemporaneous communications, both written and oral. This Agreement shall not be modified except by a written agreement signed on behalf of NetIQ and Microsoft by their respective duly authorized representatives.

     j.  Waiver.  No waiver of any breach of any provision of this Agreement
         ------
shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

     k.  Section Headings.  The Section headings used in this Agreement are
         ----------------
intended for convenience only and shall not be deemed to supersede or modify any provisions.

IN WITNESS WHEREOF, Microsoft and NetIQ have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Microsoft Corporation                           NetIQ Corporation

One Microsoft Way                               5410 Betsy Ross Drive
Redmond, WA 98052-6399                          Santa Clara, CA 95054

By ___________________________________          ______________________________
(Sign)                                          (Sign)
______________________________________          ______________________________
Name (Print)                                    Name (Print)
______________________________________          ______________________________
Title                                           Title

                                   Exhibit A
                                   ---------

                    Licensed AKMs and corresponding Reports
                    ---------------------------------------

OM ActiveKnowledge Modules:
--------------------------

     Microsoft Distributed Transaction Coordinator (MSDTC)
     Microsoft Domain Name Service (DNS)
     Microsoft Dynamic Host Configuration Protocol (DHCP)
     Microsoft Exchange
     Microsoft Internet Information Server (IIS)
     Microsoft Message Queue (MSMQ)
     Microsoft Proxy Server
     Microsoft Routing and Remote Access Service (RRAS)
     Microsoft Site Server
     Microsoft SNA Server
     Microsoft SQL Server
     Microsoft Systems Management Server (SMS)
     Microsoft Transaction Server (MTS)
     Microsoft Windows 2000 Active Directory
     Microsoft Windows 2000 Operating System
     Microsoft Windows Internet Naming Service (WINS)
     Microsoft Windows Terminal Server
     Default Event Collection for Microsoft Windows NT and 2000
     Limited Version of Microsoft Windows NT 4.0 Operating System

OM Reports:  Those reports as shipped in OM version 3.3 under the following
----------
categories:

     Active Directory Auditing
     Active Directory Discovery
     Active Directory Health Monitoring and Operational Recovery
     Active Directory Replication Monitoring
     Exchange Capacity Planning Graphs
     Exchange Mailbox and Folder Sizes
     Exchange Operations
     Exchange Performance Analysis Graphs
     Exchange Traffic Analysis
     Internet Information Server Operations
     Internet Information Server Performance Analysis
     NetIQ Operations Manager and Security Manager
     Remote Access Service
     SQL Server Capacity Planning
     SQL Server Operations
     SQL Server Performance Analysis
     Windows NT/2000 Capacity Planning Graphs
     Windows NT/2000 Operations
     Windows NT/2000 Performance Analysis Graphs
     Windows Terminal Server

                                   Exhibit B
                                   ---------

                   Diagram of Licensed Software Architecture
                   -----------------------------------------

                                   Exhibit C
                                   ---------

                               Payment Schedule
                               ----------------

DATE          PAYMENT ($M)   CUMULATIVE TOTAL
----          ------------   ----------------
1 Nov 2000         5         5

1 Feb 2001         10        15

1 May 2001         10        25

1 Aug 2001         15        40

1 Nov 2001         20        60

1 Feb 2002         25        85

1 May 2002         25        110

1 Aug 2002         25        135

1 Nov 2002         20        155

1 Feb 2003         10        165

1 May 2003         5         170

1 Aug 2003         5         175

                                       18